Exhibit 99.1

Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 63.2% Increase in Earnings Per Share for Third Quarter 2004

Financial Highlights:

•	Net income: $28.7 million – up 67.8%
•	Diluted EPS: $0.62 — up 63.2%
•	Revenues: $472.2 million – up 42.9%
•	New orders: $689.7 million – up 126.2%
•	Backlog: $1.87 billion – up 88.9%

Bonita Springs, FL (Nov. 2, 2004) WCI Communities, Inc. (NYSE: WCI) today reported results for its third quarter ended September 30, 2004. Net income for the period rose 67.8% to $28.7 million from $17.1 million earned in the third quarter of 2003. Diluted earnings per share of $0.62 increased 63.2% from the $0.38 earned the same period a year ago. Revenues advanced 42.9% to $472.2 million from $330.4 million earned in the year earlier period.

Results for the quarter were impacted by landfall of four major hurricanes which affected company operations in its Florida markets. While the financial impact of these storms is not expected to be significant in the long run, the short-term impact related to the property damage was recognized this quarter and is expected to be recovered over the next several quarters. The company recorded a $9.6 million loss related to property damage from the hurricanes, a portion of which was offset by a partial insurance recovery accrual of $4.0 million. The storms also caused a number of home deliveries slated for the third quarter to be delayed into the fourth

Exhibit 99.1

quarter as inspection, utility hook-up, and homeowner insurance issues coupled with lost construction days proved too difficult to overcome so late in the quarter. A total of 59 home deliveries, equal to approximately $30.0 million in revenues, were delayed by the storms. In addition to the third quarter impact, it is anticipated that fourth quarter results will also be affected by the hurricanes, as some closings planned for the fourth quarter will also spill over into 2005 because of the same delays.

For the nine months ended September 30, 2004, net income rose 33.3% to $61.3 million from $46.0 million in the same period a year ago, while diluted earnings per share rose 31.4% to $1.34 from $1.02. Revenues over the same period increased 22.0% to $1.07 billion this year from $877.0 million in the previous year.

New orders for the third quarter totaled 1,006 units or $689.7 million, up 106.6% in units and 126.2% in dollars from the orders recorded in the third quarter of 2003. The company’s backlog rose to an all-time record $1.87 billion, up 88.9% from the $989.8 million reported a year earlier, benefiting from strong sales of both traditional and tower homes. The average sales price for new orders during the quarter increased 9.6% to $686,000 from $626,000 in the third quarter of 2003, with Tower unit sales, which typically carry a higher average sales price than Traditional Homebuilding sales, making up a greater proportion of the overall order mix.

“Results for the third quarter, absent the impact of the hurricanes, were above our expectations,” stated Jerry Starkey, President of WCI. “Orders were very strong for both homebuilding divisions, while cancellation rates, even after the hurricanes, remained at levels substantially below levels of a year ago. Our traffic conversion rates continue to be at historical highs. Delivery delays are being experienced primarily on the East Coast of Florida, an area with a longer permitting and construction inspection process even before the added burden of the hurricane reconstruction activities. Therefore, we believe as many as 160 homes and $69 million in revenue, originally expected to be delivered in the fourth quarter of this year, will now be pushed into 2005.”

Starkey continued, “While we have accrued a conservative estimate of insurance recoveries related to most of the physical damage to our properties, we believe additional insurance

Exhibit 99.1

recoveries, which may be significant, are possible. In particular, we have recorded no recovery related to our Perdido Key properties. At Perdido Key, while WCI was fortunate in that we had not commenced any home or tower construction prior to Hurricane Ivan, the existing golf course will be closed until 2006 to repair the effects of high winds and saltwater intrusion. Any insurance reimbursement related to damage to those properties, including business interruption and other consequential impacts, may result in recognition of additional insurance recoveries in upcoming quarters.

Traditional Homebuilding

Third quarter revenues in the Traditional Homebuilding division, including lot sales, were $176.7 million, up 10.1% from the $160.5 million posted in the third quarter of 2003. Third quarter unit deliveries totaled 367 compared to 427 during the same period last year. Most of the net decline, 59 units in total, related to home construction delays during the quarter that resulted from the hurricanes that impacted Florida. Additionally, 72 unit deliveries were added by our Northeast U.S. operations but were offset by reduced closings in a large Southeast Florida community due to longer permitting timeframes than originally expected. The average home price at delivery was up 21.1% to $453,000 from $374,000 in the year earlier period, primarily due to changes in the mix of units delivered. Gross margin on WCI’s Florida closings, including lot sales, decreased to 21.6% of revenue from 24.0% in the same period a year ago due in part to higher warranty costs and changes in product mix. Gross margin percentage for the entire Traditional Homebuilding Division during the quarter of 16.9% was lowered by the inclusion of deliveries in its Northeast U.S. Region (Spectrum acquisition in May 2004), where inventory cost was increased as of the acquisition to reflect the purchase price allocation associated with the transaction. These purchase accounting adjustments are expected to keep margins lower in that region vis-à-vis the rest of the Division for the remainder of 2004 and into the first half of 2005.

New orders for the quarter rose 58.5% to 585, while the value of new orders rose 49.1% to $261.2 million, as demand for new homes in the company’s communities continues to exhibit strength. Traditional Homebuilding backlog ended the quarter at a record $1.05 billion, up 96.6% over $534.1 million at September 30, 2003.

Exhibit 99.1

Tower Homebuilding

Third quarter revenues in the Tower Homebuilding Division rose 89.1% to $241.1 million from $127.5 million in the third quarter of 2003. During the quarter, three new buildings began recognizing revenue. Overall, 11 towers were under construction and recognizing revenue in the quarter compared with 10 in the same period a year ago. Gross margin as a percent of revenue increased to 31.3% from 24.5% in the same period last year as the inception of revenue recognition from a luxury beachfront condo building had a favorable effect on the ratio for the quarter. The margin was also favorably impacted by recognition of incentive and construction cost savings at two recently closed-out buildings, which added $3.7 million or 150 basis points to Tower gross margin.

New orders for the quarter jumped 256.8% to 421 units, while the value of those orders rose 230.4% from a year ago to $428.5 million. The increase in the value of new orders occurred primarily due to the company’s new product offerings as four new towers began converting reservations to contracts during the period. Tower backlog reached a record $828.2 million at quarter-end, an 81.7% increase over the $455.8 million achieved at the end of the third quarter of 2003. New orders year-to-date were 770 with a value of $841.1 million, up 83.1% compared with 331 units, with a value of $459.4 million, in the same period a year ago.

Real Estate Services

Third quarter revenues in the Real Estate Services Division totaled $34.9 million, up 20.8% from the $28.9 million recorded in the third quarter of 2003. Third quarter gross margin as a percent of revenue declined to 13.6% from 16.8% in the same period a year ago, primarily due to a decline in margin percentage in the company’s real estate brokerage, title brokerage and mortgage banking businesses as transaction volumes were affected by the storms and the slowing of the refinance business.

Revenues for Prudential Florida WCI Realty, the largest segment of the Real Estate Services division, rose 30.1% to $28.5 million on an 8.9% increase in the number of transactions despite the hurricane interruptions. Gross margin as a percentage of revenue declined to 13.9% compared to 15.0% in the same period a year ago.

Exhibit 99.1

Amenities

Third quarter revenues in the Amenities division declined to $10.2 million, down from $10.8 million in the third quarter of 2003. A storm-related drop in revenue from the company’s golf courses, restaurants, and other amenities, as well as fewer slip sales, were the primary causes of the $2.6 million loss reported this quarter. In the third quarter of 2003, the gross margin totaled a loss of $357,000.

Other Items

Other income totaled $4.5 million for the quarter compared to other income of $0.8 million in the same period a year ago. The majority of the gain was due to the receipt of $3.5 million in distributions from WCI’s sale of its Bighorn interest.

For the quarter, land sales totaled $9.2 million compared to $2.7 million in the third quarter of 2003. Year-to-date, land sales totaled $12.9 million compared to $29.1 million during the same period a year ago. A substantial land parcel sale originally thought to have a possibility of closing in the latter part of this year is now likely to occur next year, as negotiations with more than one interested party have given the company additional opportunities to realize an increased value for this land.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percent of revenue declined to 9.9%, compared to 10.5% in the third quarter of the previous year, as a higher level of revenue impacted the ratio favorably while internal labor expense and other costs due to the hurricanes negatively impacted the margin. For the full year, the company expects the ratio of SG&A expenditures to revenues to approximate 10.0%.

Cash Flow/Financial Position/Balance Sheet

For the nine months ended September 30, 2004, net cash used by operating activities, including the purchase and development of real estate inventories, totaled $174.3 million compared to cash used of $99.5 million in the same period a year ago, due in large part to increases in inventories, reflecting increased building activity and land purchases. Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled approximately $425.2 million at September 30, 2004, reflecting a new senior unsecured revolving credit facility, which increased

Exhibit 99.1

the company’s unsecured credit line to $600.0 million from $405.0 million. The facility matures in August 2008. The ratio of net debt to net capitalization of 56.8% is higher than previously expected due to the delay in home closings mentioned above but is expected to decline into the low- to mid-50% area at the end of the fourth quarter.

Financial Guidance

“As mentioned above, WCI’s fourth quarter earnings will be impacted by the storms which affected our Florida operating regions” said Jim Dietz, WCI’s Chief Financial Officer. “We believe that we would have achieved earnings within our previous guidance of $2.65 to $2.75 per share were it not for the impact of the storms. At present time, we believe WCI will achieve earnings of $2.35 to $2.45 per share for the full-year 2004. Physical damage losses, net of insurance recovery accruals, and the delayed closings of traditional homes, are expected to reduce 2004 earnings per share by approximately $0.25. In addition, other effects of the storms on our Tower, Real Estate, and Amenity Divisions occurred, but are not as easily quantified. For the year 2005, we project earnings of $3.10 to $3.50 a share, with the success of the potential land sale mentioned above and the post-hurricane permitting, labor markets, and insurance recoveries being the primary variables.

Impact of Change in Accounting Rules for Convertible Debt

WCI issued $125 million of 4% contingent convertible senior subordinated notes in July 2003. This debt is convertible when WCI’s shares trade above 120% of the $27.57 conversion price ($33.08) for a specified period. Since this contingency has not occurred at the present time, WCI has not included any related shares in its fully-diluted EPS calculation.

On October 13, 2004, the FASB ratified the Emerging Issues Task Force consensus on Issue No. 04-8 that changes the effect on fully-diluted EPS of such securities. Because WCI plans to modify the terms of its contingent notes prior to the effective date of this new accounting rule, the 2004 and 2005 guidance provided above is not expected to be impacted by this new rule.

Conference Call

WCI will conduct a conference call today at 10:00 AM EDT in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area

Exhibit 99.1

or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 1595410. The replay will also be available on the company’s website. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI and its Northeast U.S. subsidiary, WCI Spectrum Communities, cater to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and feature a wide array of recreational amenities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales, joint ventures, and partnerships. The company currently owns and controls developable land of approximately 18,000 acres.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

Exhibit 99.1

WCI Communities, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$65,618	$95,005
Contracts receivable	540,662	546,696
Real estate inventories	1,538,813	1,105,866
Property and equipment	175,682	168,920
Other assets	282,417	267,186

Total assets	$2,603,192	$2,183,673

Liabilities and Shareholders’ Equity
Accounts payable, accruals and other liabilities	$590,308	$574,149

Debt obligations:
Senior unsecured credit facility	240,450	—
Mortgages and notes payable	117,427	46,918
Senior subordinated notes	678,455	678,859
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,161,332	850,777

Minority interests	16,789	—
Total shareholders’ equity	834,763	758,747

Total liabilities and shareholders’ equity	$2,603,192	$2,183,673

Other Balance Sheet Data
Debt	$1,161,332	$850,777
Shareholders’ equity	834,763	758,747

Capitalization	$1,996,095	$1,609,524

Ratio of debt to capitalization	58.2%	52.9%
Debt, net of cash and cash equivalents	$1,095,714	$755,772
Shareholders’ equity	834,763	758,747

Capitalization, net of cash and cash equivalents	$1,930,477	$1,514,519

Ratio of net debt to net capitalization	56.8%	49.9%

Exhibit 99.1

WCI Communities, Inc.
Selected Revenues and Earnings Information
(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES
Homebuilding:
Traditional	$166,116	$159,520	$373,495	$337,118
Towers	241,101	127,454	524,977	381,710
Lots	10,615	1,000	12,754	1,954
Amenity membership and operations	10,245	10,838	37,295	42,941
Real estate services	34,922	28,882	108,124	84,237
Land sales	9,230	2,747	12,916	29,057

Total revenues	472,229	330,441	1,069,561	877,017

GROSS MARGIN
Homebuilding:
Traditional	26,681	38,256	67,430	79,975
Towers	75,505	31,219	161,651	105,217
Lots	3,115	340	4,094	372
Amenity membership and operations	(2,604)	(357)	(1,879)	4,364
Real estate services	4,736	4,866	16,608	14,123
Land sales	2,422	1,039	4,105	8,496

Total gross margin	109,855	75,363	252,009	212,547

OTHER INCOME AND EXPENSES
Equity in losses (earnings) from joint ventures	1,339	961	613	(701)
Other income	(4,534)	(819)	(21,161)	(3,430)
Hurricane costs, net of estimated insurance recoveries of $4,000	5,580	—	5,580	—
Selling, general and administrative, including real estate taxes, net	46,730	34,784	128,285	107,581
Depreciation and amortization	3,468	2,928	9,969	8,132
Interest expense, net	11,670	9,645	30,205	25,855

Income before minority interests and income taxes	45,602	27,864	98,518	75,110
Minority interests	(1,306)	—	(2,145)	—
Income tax expense	18,238	10,754	39,329	29,143

Net income	$28,670	$17,110	$61,334	$45,967

EARNINGS PER SHARE
Basic	$0.64	$0.39	$1.39	$1.05
Diluted	$0.62	$0.38	$1.34	$1.02
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	44,525	43,490	44,105	43,926
Diluted	46,019	45,083	45,746	45,167
OPERATING DATA
Interest incurred, excluding warehouse credit facility	$20,682	$17,479	$59,912	$51,606
Interest included in cost of sales	$8,196	$5,585	$18,328	$15,975

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended
	September 30,
	2004	2003
Cash flows from operating activities:
Net income	$61,334	$45,967
Increase in real estate inventories	(270,803)	(146,897)
Decrease in contracts receivable	6,034	93,808
All other	29,141	(92,424)

Net cash used in operating activities	(174,294)	(99,546)

Cash flows from investing activities:
Net cash paid for acquisition	(53,517)	—
Other	(33,237)	(58,566)

Net cash used in investing activities	(86,754)	(58,566)

Cash flows from financing activities:
Net borrowings under debt obligations	242,763	149,960
All other	(11,102)	(58)

Net cash provided by financing activities	231,661	149,902

Net decrease in cash and cash equivalents	$(29,387)	$(8,210)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(174,294)	$(99,546)
Interest expense, net	30,205	25,855
Interest included in cost of sales	18,328	15,975
Income tax expense	39,329	29,143
Depreciation and amortization	9,969	8,132
Increase in real estate inventories	270,803	146,897
Decrease in contracts receivable	(6,034)	(93,808)
All other	(29,141)	92,424

Total EBITDA	$159,165	$125,072

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

Exhibit 99.1

WCI Communities, Inc.
Homebuilding Operational Data
(in thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Traditional Homebuilding
Average Selling Price Per Home Closed	$453	$374	$428	$353
Homes Closed (Units)	367	427	872	956
Net New Orders For Homes (Units)	585	369	1,947	1,188
Contract Values of New Orders	$261,226	$175,222	$815,027	$530,766
Average Selling Price Per New Order	$447	$475	$419	$447
Tower Homebuilding
Net New Orders (Units)	421	118	770	331
Contract Values of New Orders	$428,496	$129,696	$841,055	$459,398
Average Selling Price Per New Order	$1,018	$1,099	$1,092	$1,388
Combined Traditional and Tower Homebuilding
Net New Orders (Units)	1,006	487	2,717	1,519
Contract Values of New Orders	$689,722	$304,918	$1,656,082	$990,164
Average Selling Price Per New Order	$686	$626	$610	$652

	September 30,
	2004	2003
Traditional Homebuilding
Backlog (Units)	2,189	1,101
Backlog Contract Values	$1,046,213	$534,077
Active Selling Communities	20	14
Tower Homebuilding
Cumulative Contract Values	$1,374,398	$880,806
Less: Cumulative Revenues Recognized	(546,187)	(425,034)

Backlog Contract Values	$828,211	$455,772

Towers under construction during the period recognizing revenue	11	10
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$1,874,424	$989,849